PRIVATE AND CONFIDENTIAL

October 15, 2005

J.D. Group, LLC
1259 Western Avenue
Westfield, MA 01085

Re: Business Advisory Services

Dear Mr. Davies:

This letter agreement (“Agreement”) confirms the terms upon which Neuralstem, Inc. (the “Company”), engages The J.D. Group, LLC (“Consultant”), to provide business advisory services to the Company.

This Agreement will be deemed to be effective as of October 15, 2005.

1. Scope of Engagement. The Company hereby engages (the “Engagement”) Consultant as its non-exclusive business advisor to provide advisory services regarding strategic business development, the identification and recruiting of perspective board members, and the identification of strategic partners and related services (collectively, “services”). The Company has the unequivocal right to engage other companies to provide similar and other advisory services.

2. Scope of Work. In connection with the Engagement, Consultant will: (i) familiarize itself to the extent it deems appropriate, or as otherwise reasonably requested by the Company, with the business, operations, financial condition and prospects of the Company; (ii) identify possible board candidates; (iii) identify possible strategic partners or acquisition targets and (iv) perform such other advisory services within the scope of this engagement as the Company or its board of directors shall reasonably request.

3. Company Responsibilities, Representations and Warranties.

(a) In connection with the Engagement:

(i) The Company agrees to use commercially reasonable efforts to cooperate with Consultant and will furnish to Consultant all information and data concerning the Company (the “Information”) which Consultant and the Company reasonably deem appropriate for purposes of Consultant’s rendering of its services hereunder, and will provide Consultant reasonable access to the Company’s officers, directors, employees, contractors, consultants, representatives and advisors during normal business hours of operation applicable to such persons and subject to all applicable confidentiality restrictions;

(ii) The Company represents and warrants to Consultant that all information included or incorporated by reference in any documents or otherwise made available to Consultant by the Company to be communicated to possible candidates in which Consultant is involved: (i) will be complete and correct to the best of the Company’s knowledge and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (ii) any projected financial information or other forward-looking information that the Company provides to Consultant will be made by the Company in good faith based on management estimates, facts and assumptions that the Company believes are reasonable; and

(iii) The Company agrees to promptly notify Consultant if the Company believes that any information that was previously provided to Consultant has become materially misleading.

(b) Any advice rendered by Consultant during the Engagement or in meetings with the Company and/ or its Board of Directors, as well as any written materials provided by Consultant, are intended solely for the benefit and confidential use of the Company and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Consultant’s prior written consent (except for the Company’s accountants, attorneys and similarly employed and/or engaged persons).

(c)  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company (including, without limitation, "Results" as defined below), which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about trade secrets, cell lines, reagents, antibodies, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person, but excludes any information that Consultant can document (i) is, or through no improper action or inaction by Consultant or any affiliate or agent, becomes generally known to the public, (ii) was in Consultant’s possession or known by Consultant prior to using it in performing the Services, (iii) was rightfully disclosed to Consultant by a third party without restriction, or (iv) is required to be disclosed by law, government regulation, or court order. In addition, Proprietary Information does not include information (including "Results") generated by the Consultant unless the information is generated as a direct result of the performance of Services. Consultant understands that the Services arrangement creates a relationship of confidence and trust between Consultant and the Company with regard to Proprietary Information. All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, and other intellectual property and rights anywhere in the world in connection therewith (collectively "Rights") shall be the sole property of the Company. Consultant hereby assigns to the Company any Rights Consultant may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company. Consultant acknowledges that any unauthorized disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to obtain injunctive relief without the need to post bond or other security.

4. Fees. As compensation for its services, the Company agrees to issue Consultant upon execution of this agreement, a warrant to purchase One-Million (1,000,000) shares of the Company’s common stock for $.50 per share. If not exercised, this warrant shall expire nine-months after the Company’s stock begins trading on a national exchange or over the counter. The warrant shall be in substantially the same form as attached hereto as Exhibit A.

5.  Expenses. The Company will reimburse Consultant for expenses which the Company has pre-approved in writing whether or not any financing is consummated.

6.  Indemnification. The Company agrees to indemnify and hold harmless Consultant and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom) arising out of or related to Consultant’s Engagement hereunder (a “Consultant Claim”), except that the Company shall not be obligated to indemnify, hold harmless and/or pay any fees or expenses to any person for a Consultant Claim if such Consultant Claim arises out of or is based upon any action or failure to act by Consultant, that is found in a judicial determination to constitute bad faith, willful misconduct or gross negligence on the part of Consultant. The Company will not, without the prior written consent of Consultant, settle any litigation relating to Consultant’s Engagement hereunder unless such settlement includes an express, complete and unconditional release of Consultant and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to Consultant’s Engagement hereunder.

7.  Term and Termination. Consultant’s Engagement hereunder may be terminated, with or without cause, by either the Company or Consultant upon 30 days’ prior written notice to the other party at any time. However, no termination will affect Consultant’s right to (a) expense reimbursement under Section 5 herein, (b) receipt of payment of the fees pursuant to Section 4 herein and (c) the indemnification contained in Section 7 herein.

8.  Governing Law; Jurisdiction; Waiver of Jury Trial; Optional Arbitration. This Agreement will be deemed made in Massachusetts and will be exclusively governed by the laws of the State of Massachusetts with regards to the conflict of law principles contained therein. Any dispute arising hereunder, if not settled by mutual agreement, shall be settled by arbitration. The arbitration shall be conducted in accordance with the rules then obtaining of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. Arbitration shall take place in Massachusetts. The Company irrevocably submits to the jurisdiction of any court of the State of Massachusetts, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company and Consultant hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

9.  Independent Contractor. The Company acknowledges and agrees that (a) Consultant will act as an independent contractor and is being retained solely to assist the Company in corporate finance and merger and acquisition matters, and that Consultant is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating any financing; and (b) Consultant is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, and affiliates of the Company or any other person by virtue of this Agreement and the retention of Consultant hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice. Consultant agrees to be solely responsible for paying all of its own taxes that accrue from the receipt of compensation from the Company.

10.  Miscellaneous. This Letter Agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to Consultant. This Agreement may be executed by the exchange by facsimile/telecopy or e-mail/electronic signature between the parties of signed counterparts of this Agreement. We look forward to working with you and the rest of the management team in a long-term relationship that assists the Company in achieving its business goals.

J.D. GROUP, LLC		NEURALSTEM, INC.

By:		By:
	Name: John Davies Title: Manager		Name: I. Richard Garr Title: CEO